Exhibit 99.1

PRESS RELEASE
CONTACT: Natja Igney
Odyssey Marine Exploration
(813) 876-1776 ext 2553
nigney@shipwreck.net

ODYSSEY SURVEY VESSEL COMPLETES INSPECTION

AND IS CLEARED TO DEPART SPANISH PORT

Tampa, FL – July 17, 2007 – Odyssey Marine Exploration, Inc.’s (NASDAQ:OMEX) survey vessel, the Ocean Alert, was cleared for departure by the Spanish Guardia Civil on Saturday, July 14; however, because of a need to replace required paperwork that was removed from the ship’s bridge during the inspection and a holiday that found authorities unavailable to provide documentation required for departure, the ship has not yet departed. The ship had been detained in the Spanish port of Algeciras since Thursday, July 12, 2007, undergoing a thorough inspection by the Guardia Civil.

“We were confident that an inspection by the Guardia Civil would not reveal any evidence of alleged activities in the area as we have always acted legally and have consistently communicated our movements in the area to the Guardia Civil and marine traffic authorities,” said Greg Stemm, Co-founder of Odyssey Marine Exploration. “We are pleased to have the ship released so we can put it back to work on other shipwreck projects.”

The search and detention was apparently conducted as a result of a court order to look for evidence that Odyssey’s recent “Black Swan” discovery was made in Spanish waters, in spite of the fact that the Spanish Ministry of Culture has stated publicly that they are now satisfied that artifacts from the “Black Swan” were not recovered from Spanish waters. Odyssey has repeatedly stated that the “Black Swan” recovery was conducted in the Atlantic Ocean outside of any country’s territorial waters or contiguous zone. The Company has also stated that the site has not been conclusively identified and once it is identified, Odyssey will notify any potential claimants.

Odyssey recently provided a 109-page legal affidavit to authorities in the Spanish Federal government, the Junta de Andalucía, the United Kingdom, Gibraltar, and the United States detailing Odyssey’s activities leading up to, and after, the announcement of the “Black Swan” discovery. This document (which covered nine years of communications and meetings between Odyssey, the Junta of Andalucía and the governments of the United States, the United Kingdom and Spain) was provided in order to address questions posed by the Spanish regarding Odyssey’s activities and to reassure all concerned governments and officials that Odyssey has always acted legally and with full transparency in relation to the “Black Swan” project and in all other shipwreck exploration activities.

About the “Black Swan”

In May 2007, Odyssey announced the discovery and recovery of more than 500,000 silver coins weighing more than 17 tons, hundreds of gold coins, worked gold and other artifacts from a site in the Atlantic Ocean code-named “Black Swan.” Odyssey has not yet been able to positively identify the site and has not disclosed the location in order to protect artifacts which remain at the site.

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WWW.SHIPWRECK.NET

P.O. Box 320057, Tampa, FL 33679-2057

The “Black Swan” recovery was conducted in conformity with Salvage Law and the Law of the Sea Convention, beyond the territorial waters or legal jurisdiction of any country. The work accomplished to date on this site has diligently followed archaeological protocols using advanced robotic technology. All recovered items have been legally imported into the United States and placed in a secure, undisclosed location where they are undergoing conservation and documentation.

The Kingdom of Spain has filed notices in three pending court cases in which Odyssey has filed Warrants of Arrest stating that the Spanish government does not intend to give up rights on any Spanish property which might be on the sites.

In Odyssey’s press release of May 21, 2007 the Company anticipated such an action from possible claimants and addressed the issue as follows:

“If we are able to confirm that some other entity has a legitimate legal claim to this shipwreck when - and if - the identity is confirmed, we intend to provide legal notice to any and all potential claimants. Even if another entity is able to prove that it has an ownership interest in the shipwreck and/or cargo and that they had not legally abandoned the shipwreck, Odyssey would apply for a salvage award from the Admiralty Court.

In cases such as this, salvors are typically awarded up to 90% of the recovery. We do believe that most shipwrecks that we recover, including the “Black Swan”, will likely result in claims by other parties. Many will be spurious claims, but we anticipate that there might be some legitimate ones as well. In the case of the “Black Swan”, it is the opinion of our legal counsel that even if a claim is deemed to be legitimate by the courts, Odyssey should still receive title to a significant majority of the recovered goods.”

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. is engaged in the exploration of deep-water shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive deep-ocean search and recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. Odyssey has several shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, videos, merchandise, and educational programs. Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit recently opened at the Tampa Museum of Science and Industry. For details on the Company’s activities and commitment to the preservation of maritime heritage please visit www.shipwreck.net.

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Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in the Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.

www.shipwreck.net

P.O. Box 320057, Tampa, FL 33679-2057